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                                                                     EXHIBIT 5

                              JONATHAN M. SPILLER
                        C/O 13386 INTERNATIONAL PARKWAY
                          JACKSONVILLE, FLORIDA 32218

                                                 July 25, 1997


Mr. Warren B. Kanders
Kanders Florida Holdings, Inc.
c/o 13386 International Parkway
Jacksonville, Florida  32218


                           Re: Indemnification and Contribution Pursuant to Underwriting Agreement

Gentlemen:

                           Reference is hereby made to that certain
Underwriting Agreement, dated July 25, 1997, among Dillon, Read & Co. Inc., Equitable Securities Corporation and Stephens Inc., as Managing Underwriters of the several underwriters named therein, Armor Holdings, Inc., Warren B. Kanders, Kanders Florida Holdings, Inc. and Richmont Capital Partners I, L.P. (the "Underwriting Agreement"). Capitalized terms used herein shall have their respective meanings as set forth in the Underwriting Agreement.

                           In the event that either of Warren B. Kanders or
Kanders Florida Holdings, Inc. is required to indemnify the Underwriters pursuant to the provisions of the Underwriting Agreement, or is required to contribute to any of the losses, claims, damages, judgments, liabilities and expenses (including the fees and expenses of counsel and other expenses in connection with investigating, defending or settling any action or claim) (collectively, "Losses") suffered by any of the Underwriters, or in the event that Warren B. Kanders or Kanders Florida Holdings, Inc. suffers any Losses in connection with any breach of a representation, warranty, covenant or agreement contained in the Underwriting Agreement, then the undersigned, Jonathan M. Spiller, hereby agrees to bear a pro rata portion of any such Losses borne by Warren B. Kanders and/or Kanders Florida Holdings, Inc., including any such amounts incurred by way of indemnification or contribution as set forth in the Underwriting Agreement, in an amount equal to 42.86% of such Losses that are incurred by Warren B. Kanders and/or Kanders Florida Holdings, Inc.

                                               Very truly yours,

                                               /s/Jonathan M. Spiller

                                               Jonathan M. Spiller